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                                                                     EXHIBIT (j)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated May 19, 2009 on the financial statements of the RiverSource Precious Metals and Mining Fund of the RiverSource Selected Series, Inc. included in the Annual Report for the period ended March 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 49 to the Registration Statement (Form N-1A, No. 2-93745) of the RiverSource Selected Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 26, 2009